UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2008

MOHAWK INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	01-13697	52-1604305
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

160 South Industrial Blvd., Calhoun, Georgia 30701

(Address of Principal Executive Offices) (Zip Code)

(706) 629-7721

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective December 31, 2008, Mohawk Industries, Inc. (the “Company”) amended its Five Year Credit Agreement, dated as of October 28, 2005, by and among the Company, the banks from time to time party thereto, and Wachovia Bank, National Association, as Administrative Agent (the “Credit Agreement”).

Pursuant to the amended Credit Agreement, the Company formally terminated the revolving credit commitment of Lehman Commercial Paper, Inc. effective December 31, 2008 because that entity filed for bankruptcy on October 5, 2008. As a result of the termination, the aggregate amount of revolving credit commitments of banks under the Credit Agreement was reduced from $750,000,000 to $650,000,000.

The amendment, among other things, (i) permits the Company to terminate the revolving credit commitment of any bank that fails to fund any portion of its lending obligations under the Credit Agreement or files for bankruptcy; (ii) eliminates the requirement that the Company pay certain fees to such a defaulting bank; and (iii) permits the Company to prepay the outstanding loan balances of a defaulting bank whose revolving credit commitment has been terminated, subject to obtaining the consent of banks (determined exclusive of such defaulting bank) holding more than two-thirds of the revolving credit commitments and outstanding term loans, or if the revolving credit commitments have been terminated, more than two-thirds of the outstanding loans.

The foregoing summary of the amendment is qualified in its entirety by reference to the full text of the amendment attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01	Other Events.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	First Amendment to Five Year Credit Agreement, dated as of December 31, 2008, by and among Mohawk Industries, Inc. and Wachovia Bank, National Association, as Administrative Agent on behalf of the Banks.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHAWK INDUSTRIES, INC.

By:	/s/ Thomas J. Kanuk
Thomas J. Kanuk
V.P. & Corporate Controller

Dated: January 6, 2009

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	First Amendment to Five Year Credit Agreement, dated as of December 31, 2008, by and among Mohawk Industries, Inc. and Wachovia Bank, National Association, as Administrative Agent on behalf of the Banks.